Exhibit 23.1

ANDERSEN ANDERSEN & STRONG, L.C.
Certified Public Accountants and Business Consultants
941 East 3300 South, Suite 202
Salt Lake City, Utah 84106
Telephone 801 486-0096
Fax 801 486-0098

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 30, 2001, accompanying the audited financial statements of Fox Ventures, Inc. at August 31, 2001 and the related statements of operations, stockholders= equity, and cash flows and for the period January 18, 2001 to August 31, 2001 and hereby consent to the incorporation of such report in a Registration Statement on Form SB-2.

December 20, 2001	/s/ Andersen Andersen & Strong L.C. Andersen Andersen & Strong L.C.